Exhibit 5.4

SCHLUETER & ASSOCIATES, P.C.

5655 South Yosemite, Suite 350

Greenwood Village, Colorado 80111 U.S.A.

Telephone: + 1 (303) 292-3883

Facsimile: + 1 (303) 648-5663

hfs@schlueterintl.com

[●], 2024

Re:	Fenbo Holdings Limited

Ladies and Gentlemen:

We have acted as U.S. securities counsel to Fenbo Holdings Limited, a company limited by shares incorporated under the laws of the Cayman Islands (collectively with its subsidiaries and affiliates, including, without limitation, all entities disclosed or described in the Registration Statement as being subsidiaries or affiliates of Fenbo Holdings Limited, (the “Company”), in connection with the filing of a registration statement on Form F-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission” and “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the proposed issuance and sale by the Company, from time to time, pursuant to Rule 415 under the Securities Act, as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) of an aggregate offering price of up to US$5,000,000, or the equivalent thereof, of (i) ordinary shares, par value $0.0001 per share, of the Company (the “Ordinary Shares”); (ii) pre-funded warrants to purchase up to [  ] Ordinary Shares (the “Pre-Funded Warrants”); (iii) warrants to purchase up to [  ] Ordinary Shares (the “Warrants”); (iv) Ordinary Shares underlying the Warrants; (vii) warrants to purchase up to [  ] Ordinary Shares issued to the Placement Agent (as defined herein) (the “Placement Agent Warrants”); and (viii) Ordinary Shares underlying the Placement Agent Warrants (“Placement Agent Warrant Shares”). The Ordinary Shares, Pre-Funded Warrants, Warrants, the Placement Agent Warrants, and the Placement Agent Warrant Shares are collectively referred to herein as the “Securities.” The Ordinary Shares, Pre-Funded Warrants, and Warrants are to be issued pursuant to one or more Securities Purchase Agreements, the form of which is filed as Exhibit 10.10 to the Registration Statement between the Company and one or more purchasers of the Securities (the “Securities Purchase Agreement”). The Placement Agent Warrants are to be issued pursuant to an engagement agreement (the “Agreement”) between the Company and [●], as the exclusive Placement Agent of the Company (the “Placement Agent”).

August [●], 2024

In rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the authentic originals of such documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) the certificates representing the Securities, as the case may be, will be duly executed and delivered; (vi) the Registration Statement, and any amendments thereto (including any post-effective amendments), will have become effective under the Securities Act; (vii) a Prospectus will have been filed with the Commission describing the Securities offered thereby; (viii) the Securities will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement and the applicable Prospectus; (ix) the Securities Purchase Agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; and (x) any Securities issuable upon conversion, exchange, redemption or exercise of any Securities being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange, redemption or exercise.

In rendering the opinions set forth below, we have also relied on the opinion of Harney Westwood & Riegels, the Company’s Cayman Islands legal counsel, being filed as Exhibit 5.1 to the Registration Statement, that the Company is an exempted company duly incorporated with limited liability and is in good standing under the laws of the Cayman Islands.

We have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records, and instruments, and have examined such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein.

We express no opinion as to any matter relating to the laws of any jurisdiction other than (i) the laws of the State of Colorado and (ii) the federal laws of the United States of America, each as currently in effect, in each case excluding the principles of conflicts of laws thereof. No opinion is expressed with respect to the laws of any other jurisdiction or any effect that such other laws may have on the opinions expressed herein. To the extent that any of our opinions herein relate to the laws of any state other than the State of Colorado, our opinions are based solely upon the plain meaning of their language as though the laws of the State of Colorado applied. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Our opinion below is qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, usury, fraudulent conveyance, or similar laws affecting the rights of creditors generally, and (ii) by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity. Furthermore, we express no opinion as to the availability of any equitable or specific remedy, or as to the successful assertion of any equitable defense, upon any breach of any agreements or obligations referred to therein, or any other matters, inasmuch as the availability of such remedies or defenses may be subject to the discretion of a court. We express no opinion as to the enforceability of any indemnification provision, or as to the enforceability of any provision that may be deemed to constitute liquidated damages.

August [●], 2024

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that (i) when the Pre-Funded Warrants are duly executed and delivered by the Company and paid for as described the Securities Purchase Agreement, such Pre-Funded Warrants will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency or other similar laws affecting creditors’ rights and to general equitable principles; (ii) when the Warrants are duly executed and delivered by the Company and paid for pursuant to the Securities Purchase Agreement, such Warrants will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency or other similar laws affecting creditors’ rights and to general equitable principles, and (iii) when the Placement Agent Warrants are duly executed and delivered by the Company and paid for pursuant to the Agreement, such Warrants will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency or other similar laws affecting creditors’ rights and to general equitable principles.

We hereby consent to the inclusion of this opinion as Exhibit 5.4 to the Registration Statement and to the references to our firm therein and in the Prospectus under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

Schlueter & Associates, P.C

By:
Henry F. Schlueter